Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-26278) and on Form F-3 (File Nos. 333-262398 and 333-283631) of our report dated May 14, 2025, with respect to the consolidated financial statements of Oriental Culture Holding LTD., which appears in this Annual Report on Form 20-F.

/s/ Wei, Wei & Co., LLP

Flushing, New York

May 14, 2025